News Release

Mastercard Updates First-Quarter 2021 Operating Metrics

Purchase, N.Y. - February 25, 2021 - Mastercard today is updating its operating metrics through the week ending February 21. We continue to monitor the impact of the pandemic and related actions being taken by governments as it relates to border restrictions, social distancing measures and business operations, and the resultant impact on spending. We are seeing spending levels remain relatively steady to what they were earlier in the quarter, while year over year growth rates have improved modestly as we begin to lap the initial effects of the pandemic. We believe that most markets remain in the Normalization phase domestically, with some approaching Growth.* Progress through the phases may not be linear and we continue to monitor the situation closely.

The table below shows weekly growth trends of certain operating metrics versus the comparable year ago period.

					*NEW*

	Week ending Jan 7	Week ending Jan 14	Week ending Jan 21	Week ending Jan 28	Week ending Feb 7	Week ending Feb 14	Week ending Feb 21
Switched Volume [1]	3%	3%	2%	4%	5%	6%	0%
United States	11%	10%	7%	8%	7%	8%	(1)%
Worldwide less U.S.	(4)%	(3)%	(2)%	1%	2%	4%	1%

Switched Transactions [2]	3%	3%	2%	3%	3%	4%	(1)%

Cross-Border Volume [1]	(34)%	(30)%	(30)%	(27)%	(23)%	(25)%	(27)%
Intra-Europe	(22)%	(20)%	(23)%	(22)%	(19)%	(20)%	(23)%
Other Cross-Border	(43)%	(39)%	(36)%	(33)%	(28)%	(30)%	(31)%

[1] Mastercard-branded programs only; on a local currency basis
[2] Total number of transactions switched by Mastercard

Additional commentary:
•Switched Volume continues to be relatively steady so far this quarter, with year over year growth rates modestly improving through the first half of February as we begin to lap the initial effects of the pandemic.
◦From a geographic perspective, in the United States spending levels have benefited from fiscal stimulus and have been relatively steady throughout the quarter with the exception of some fall off in the week ending February 21 related to the inclement weather. Outside the U.S., spending levels continue to be relatively consistent with what they were through the week ending January 21.
•Switched Transactions remain steady and are tracking the trends we see in Switched Volume.
•Cross-Border Volume growth rates have shown a modest improvement as we begin to lap the start of the pandemic, particularly in Asia-Pacific and Europe. Consistent with recent trends, we continue to see strong growth in card not present cross border volumes, excluding online travel-related spend, while card present and travel-related card not present volumes continue to be more heavily impacted.

*In 2020, the company introduced a four-phase structure for monitoring spending levels related to the COVID-19 pandemic - Containment, Stabilization, Normalization and Growth.

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:
•the impact of the global coronavirus (COVID-19) pandemic and containment measures taken in response
•regulation directly related to the payments industry (including regulatory, legislative and litigation activity with respect to interchange rates and surcharging)
•the impact of preferential or protective government actions
•regulation of privacy, data, security and the digital economy
•regulation that directly or indirectly applies to us based on our participation in the global payments industry (including anti-money laundering, counter financing of terrorism, economic sanctions and anti- corruption; account-based payment systems and issuer practice legislation and regulation)
•the impact of changes in tax laws, as well as regulations and interpretations of such laws or challenges to our tax positions
•potential or incurred liability and limitations on business related to any litigation or litigation settlements
•the impact of competition in the global payments industry (including disintermediation and pricing pressure)
•the challenges relating to rapid technological developments and changes
•the challenges relating to operating a real-time account-based payment system and to working with new customers and end users
•the impact of information security incidents, account data breaches or service disruptions
•issues related to our relationships with our customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation), merchants and governments
•exposure to loss or illiquidity due to our role as guarantor and other contractual obligations
•the impact of global economic, political, financial and societal events and conditions, including adverse currency fluctuations and foreign exchange controls
•reputational impact, including impact related to brand perception and lack of visibility of our brands in products and services
•the inability to attract, hire and retain a highly qualified and diverse workforce, or maintain our corporate culture
•issues related to acquisition integration, strategic investments and entry into new businesses
•issues related to our Class A common stock and corporate governance structure
For additional information on these and other factors that could cause the company’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent reports on Forms 10-Q and 8-K.

About Mastercard Incorporated (NYSE: MA), www.mastercard.com

Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.

Contacts:

Investor Relations: Warren Kneeshaw or Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153
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